Exhibit 10.1

Preliminary Sales Contract

By and among:

(i)	RIBERA DESARROLLOS S.A., Tax Identification (CUIT) No. 30-70921182-6, with domicile at Uruguay 772, Piso 11°, Of. 111, City of Buenos Aires, represented herein by its President, Mr. Luis Carlos de Narvaez Steuer, Identification (DNI) No. 93667455, Fabián Oscar Lusarreta, Identification (DNI) No. 18010453- attorney-in-fact, (hereinafter the “Seller”);

(ii)	INC S.A., with domicile at Ayacucho 1055, Piso 1º of the City of Buenos Aires, represented herein by Mr. Fabián Oscar Lusarreta, Identification (DNI) No. 18010453, acting in his capacity as attorney-in fact (hereinafter, “INCSA”);

(iii)	SOCIEDAD ANONIMA LA NACION, with domicile at Bouchard 557 of the City of Buenos Aires, represented herein by its undersigning attorneys-in-fact (hereinafter, “SALN”);

(iv)	DESARROLADORA URBANA S.A., with domicile at Leandro N. Alem 790, Piso 12º of the City of Buenos Aires, represented herein by its undersigning attorneys-in-fact (hereinafter, “DUSA”, and jointly with INCSA and SALN, the “Joint Owners”), parties of the first part; and,

(v)	MERCADOLIBRE SRL, CUIT 30-70308853-4, with domicile at Arias 3751, 7° Piso, City of Buenos Aires, represented herein by its undersigning attorneys-in-fact (hereinafter, the “Purchaser”), party of the second part.

The Seller and the Purchaser will be jointly referred to as the “Parties” and individually as the “Party”; and

Whereas:

1. The Seller is a joint owner of the real estate located in the District of Vicente López, Province of Buenos Aires, at Avenida del Libertador Gral. San Martín Nº 77, with the following cadastral ID: Circumscription III; Section D, Fraction II, Lot 1T, License No. 49,432 (“Lot 1T”); and

2. Lot 1T is to be subjected to the condominium system (Act No. 13,512) for the construction and building of an office building which will be called “TORRE AL RIO I” (“TORRE AL RIO I”).

3. The location, measurements, estimated surfaces and other projected characteristics of TORRE AL RIO I are based on the preliminary project and drawing attached hereto as Schedule A, which makes up this Preliminary Sales Contract.

4. In turn, the final measures, percentages, surfaces and names of the Units will result from the Condominium Rules and Regulations (Act No. 13,512) which will be timely granted by the Seller based on the corresponding Survey Plan under the Condominium System finally approved by the competent authorities. The percentage corresponding to the Functional Units will represent approximately 10.20 % of the total surface of TORRE AL RIO I, as considered from level 0 to and including the rooftop terrace at the time of their notarization, which percentage will timely be indicated in the Condominium Rules and Regulations. This percentage will be modified in case the number of square meters built for commercial purposes is modified in the Project, keeping the percentage on the total constructed area and the attribution of common spaces in TORRE AL RIO I.

5. Furthermore, TORRE AL RIO I will be constructed and finished pursuant to the Leed V.3 CORE & SHELL certification.

6. The Seller’s rights to build TORRE AL RIO I and to assign the Units subject-matter hereof result from several agreements entered into between the Seller and the Joint Owners. A summary of the main terms and conditions of these agreements are attached hereto as Schedule I.

Therefore, the Parties agree to enter this preliminary sales contract pursuant to the following terms and conditions (the “Preliminary Sales Contract”):

Section One: Subject-Matter

1.1. Subject to the terms and conditions of this Preliminary Sales Contract, the Seller sells ad corpus, and the Purchaser jointly purchases the following Units of the building being constructed under the parameters of the Leed V.3 CORE & SHELL certification and provisionally called TORRE AL RIO I:

(a)	Three (3) adjacent FUNCTIONAL UNITS provisionally called TORRE AL RÍO I, Floors 14, 15 and 16, with a total surface of approximately three thousand eight hundred and fourteen square meters (3,814 m2) to be used as office space (the “Functional Units”);

(b)	Thirty-six (36) COMPLEMENTARY UNITS to be destined to parking lots, fifteen (15) of which will be located below TORRE AL RIO I’s ground floor and twenty-one (21) of which will be adjacent to the TORRE AL RIO I, which will be built to such effect (the “Complementary Units”, and together with the Functional Units, the “Units”).

Section Two: Characteristics of the Units

2.1. The finishes, equipment, accessories and other characteristics of TORRE AL RIO I and the Units are based on the technical and descriptive memorandum attached hereto as Schedule A and Schedule B, which make up this Preliminary Sales Contract.

2.2. The Seller may introduce variations in finishes and/ or substitutions to the equipment and accessories promised for common areas of TORRE AL RIO I, provided they are replaced by finishes and/ or equipment having similar purpose, use, function and quality characteristics. Modifications, variations and/ or substitutions made by the Seller pursuant to this Section will not entitle the Purchaser to seek either the termination or cancellation of the contract or a price adjustment/ modification, or any compensatory or indemnity claim it may deem to be entitled to.

2.3. The Purchaser consents to the implementation of modifications of details in the Units’ plans and plots which may be necessary at the project management and/ or the competent authorities’ reasonable criteria provided they do not substantially modify the project and/ or the characteristics of the Units.

2.4. Units will be delivered vacant, and it is expressly agreed that the Purchaser may not object to their reception because the Building’s general details’ finishes are not completed, provided they do not affect the specific functioning or use of the Units, or the Building as a whole. Should there be, at the Purchaser’s discretion, minor flaws or details imperfections or any other objection regarding the Units’ finishes, it will receive them, and said flaws will be indicated in a record to be drawn up upon delivery, which will also include any remark the Purchaser wishes to make a reservation of its rights.

2.5. Notwithstanding the above provisions, should a modification of the Units result in a decrease or increase in the Unit’s number of square meters destined to office space referred to in Section 1.a, and provided said modification is higher than five percent (5%) of the total number of square meters corresponding to each Functional Unit individually considered, the Parties will make a pro rata Price modification based on the increased or decreased number of square meters exceeding the referenced percentage, and the provisions of Section 1.345 in fine of the Civil Code will not apply.

Section Three: Price and Means of Payment

3.1. The sale subject-matter hereof will be conducted pursuant to Condominium Act No. 13.512, ad corpus, and the Units price will amount to SEVENTEEN MILLION, SEVEN HUNDRED AND THIRTY-FIVE THOUSAND, ONE HUNDRED UNITED STATES DOLLARS (US$ 17,735,100), plus the applicable Value-Added Tax (the “Price”), which, to such effects, is provisionally calculated at a twenty percent (20%) rate. Taking into consideration the current tax legislation in force, the VAT will only be assessed on the value of the construction, and said assessment will be made according to the costs proportion attributable to the construction with reference to the building’s total costs. Therefore, the applicable VAT amount will be made based on a pro rata calculation of costs, which will be finally adjusted with the last payment described in Section “3.1.(ii)” below. The Price will be cancelled as follows:

(i)	The amount of FOUR MILLION, TWO-HUNDRED AND FIFTY-SIX THOUSAND, FOUR HUNDRED AND TWENTY-FOUR UNITED STATES DOLLARS (US$ 4,256,424) —including the VAT— against the purchase price, and indicating the beginning of the execution hereof, will be paid by the Purchaser as follows: (a) the amount of FOUR HUNDRED AND THIRTY-FOUR THOUSAND, NINE HUNDRED AND TWENTY-EIGHT UNITED STATES DOLLARS and 45 cents (US$ 434,928.45) was cancelled upon Reservation by paying its equivalent in pesos, TWO MILLION, TWO HUNDRED AND THIRTY-NINE THOUSAND, EIGHT HUNDRED AND EIGHTY-ONE PESOS with 51 cents ($ 2,239,881.51) through Check No. 76483324 dated April 16, 2013 against Citibank; (b) the amount of THREE MILLION, EIGHT HUNDRED AND TWENTY-ONE THOUSAND, FOUR HUNDRED AND NINETY-FIVE UNITED STATES DOLLARS and 55 cents (US$ 3,821,495.55), including the VAT, will be canceled by depositing its equivalent in PESOS.

(ii)	The Price balance, that is, the amount of FOURTEEN MILLION, ONE HUNDRED AND EIGHTY-EIGHT THOUSAND AND EIGHTY UNITED STATES DOLLARS (US$ 14,188,080), plus the applicable VAT, will be paid in SEVEN (7) equal, monthly consecutive installments amounting to TWO MILLION TWENTY-SIX THOUSAND, EIGHT HUNDRED AND SIXTY-EIGHT UNITED STATES DOLLARS with 57 cents (US$ 2,026,868.57), plus the applicable VAT, each. The first of these installments should be canceled on June 10, 2013, and the remaining installments in the following months. The remaining installments should be cancelled between the first and the tenth day of each calendar month. In this last installment, the Parties will adjust the VAT applicable to the whole operation based on the parameters detailed at the beginning of this section.

3.2. All payments and/ or any other obligation payable by the Purchaser should be made and/ or fulfilled only through a deposit or bank transfer to special current account nominated in pesos No. 431-32853/3 of Banco Santander Río S.A., CBU-0720431320000003285336, Branch No. 431, in the name of Ribera Desarrollos S.A. or, only in case payments cannot be made into these accounts, at Uruguay 772, piso 11º, Of 111, Buenos Aires, from 9 a.m. to 6 p.m. or at the address the Seller may later indicate by a reliable means. In case a payment is due on a non-business day, it will be made on the immediately following business day. Payments with securities to be presented for payment or through third parties will be deemed made when the applicable amount is made effective by the Seller, and any delay in the collection not attributable to the Seller will be borne by the Purchaser. Furthermore, in such cases, all collection expenses will be borne by the Purchaser.

3.3. The amounts stated above should be cancelled in pesos at the exchange rate for sales operations published by Banco de the Nación Argentina on the last business day before the applicable cancellation date.

3.4. Both Parties declare that they have thoroughly and carefully analyzed the involved markets’ current situation, especially the financial and the real estate markets, and state that they have taken into consideration the possibility of there being fluctuations or modifications in said markets and, therefore, expressly and irrevocably waive the theory of unforeseen events, excessive contractual imbalance, major injury, abuse of rights and/ or any of the payment obligations with a currency or in an amount different from that foreseen, as well as any review of the agreement or a decrease in the Units’ Price.

Section Four: Building and Project

4.1. The Parties expressly acknowledge that the real estate development to be conducted in the Lots (the “Project”) is made up of a series of real estate projects destined to multiple uses, the construction of which and which opening date are uncertain and subject to the applicable approvals and authorizations by the competent authorities. Furthermore, the Project and its different initiatives may suffer several modifications. In this sense, and in the understanding that the other undertakings of the Project are expressly excluded from the subject-matter hereof, the Purchaser may not claim either the adjustment or the modification of the Price, or seek any other compensatory or indemnity claim in case the Project is not wholly implemented.

4.2. The Seller does hereby reserve the following rights: (i) the right to create more or fewer Functional Units in TORRE AL RIO I, to join and/ or divide Functional Units, to transform common areas into own areas or vice versa, provided said transformation does not exceed two percent (2%) of the Functional Units or the ground level, and to modify percentages, but only as long as said modification does not affect the Purchaser’s rights on the Functional Units or the Purchaser’s percentage over TORRE AL RIO I; (ii) the right to totally or partially enable the Units by modifying the Master Plan, the Condominium Division Plan and the Condominium Rules and Regulations so as to subject the Units to be created and/ or modified to the Condominium System, taking on all resulting expenses and procedures, (iii) the right to modify details of the original TORRE AL RIO I Project and/ or any of its projected sectors provided they do not substantially alter the project if it is deemed necessary, at the Seller’s reasonable discretion and/ or in case it is required by the competent authorities for the approval of the final condominium subdivision plan; and, (iv) the right to create, acknowledge and/ or recognize between the Units, plots, fractions and/ or sectors of the Project and/ or over them and/ or between them and other real estate, all restrictions or limitations to ownership, easements (whether active or passive, personal or real, reciprocal or unilateral) and any real or personal rights, as well as their modification, extension or reformation or any other rights to be hereinafter created which are necessary and/ or convenient, at the Seller’s reasonable discretion, for the development, making up, use, functioning, integration and utilization of the Project and/ or its different sectors as long as the use or functionality of the Functional Units are not negatively affected. On the other hand, the Purchaser may not divide TORRE AL RIO I’s Functional Units in more than three (3) Functional Units per floor it is acquiring pursuant to this Preliminary Sales Contract, or transform common areas into own areas or modify percentages except as provided for herein. Furthermore, it may not lease, sublease or grant a beneficial interest or right of use over a floor or a Functional Unit when it implies its physical division into more than three (3) Units.

The Seller undertakes to include this restriction into TORRE AL RIO I´s Condominium Rules and Regulations to be drawn up to subject the real estate to Act No. 13,512.

4.3. The Purchaser totally and irrevocably consents to all and any of the above reservations of rights, which may be exercised, at the Seller’s sole discretion, as from the date hereof.

4.4. For the proper exercise of the rights reserved herein, the Purchaser and its general and/ or specific successors in title undertake to grant, simultaneously with the title deed, a Special Irrevocable Power of Attorney in the form attached hereto as Schedule C for a term or eight (8) years, which may be extended, upon the Seller’s reasonable request, for an additional term of eight (8) years in favor of any person indicated by the Seller so that they may, in its name and on its behalf, conduct all acts and proceedings necessary to give effect to the rights established and reserved herein, as well as grant all necessary public and private documents in furtherance hereof, said power of attorney having to establish the purpose, extension and powers necessary to such effects.

Section Five. Transfer of Possession and Granting of Title Deed

5.1. Transfer of Possession: The Seller will convey possession of the Functional Units on July 1, 2013, and of the Complementary Units on February 28, 2014 (the “Delivery Date”) except in case of delays in the works resulting from Act of God and/ or Force Majeure events, in which case the Delivery Date will be extended for the term of occurrence of such events without this resulting in a breach by the Seller”. Furthermore, the Seller may, without expressing any cause and only once, extend the Unit’s Delivery Date for a term of thirty (30) calendar days without this resulting in a breach by the Seller. It is expressly agreed that before the Delivery Date, the Purchaser may be called to take possession of the Units, in which case the payments provided for in Section Three will continue to be made as and for the terms agreed, at any time when the Units are ready for delivery, in which case the Purchaser will appear on the date and at the time indicated to such effect in order to take possession thereof. The notice to take possession will be made, in all cases, by a reliable means and at least fifteen (15) calendar days in advance at the domicile established by the Purchaser in this Preliminary Sales Contract. The possession of the Units will be granted pursuant to the provisions of Section Two, with all applicable taxes, assessments and contributions having been paid by the Seller until the Delivery Date established in the notice. As from that moment, the payment of all taxes, assessment and contributions (whether municipal, provincial and/ or federal) imposed on the Units will be borne by the Purchaser. Furthermore, the Purchaser will bear the payment of all the services rendered in the Units and their corresponding expenses. As from May 22, 2013, the Purchaser may enter the Functional Units to begin the appropriate conditioning works.

5.2. Provisional Delivery of Parking Lots: The Seller undertakes that, as from the Functional Units’ Delivery Date until the actual delivery of the Complementary Units, it will deliver to the Purchaser the same number of Parking Lots in the Project’s sector described in Schedule D.

5.3. Granting of Title Deed: The Units’ title deed will be granted before a Notary Public to be timely appointed by the Seller (the “Title Deed”) within a term not exceeding twenty-four (24) months as from the Units’ delivery of possession. The Seller will notify the Purchaser by a reliable means of the date and time at which the Title Deed will be granted. Said notice will be given at least thirty (30) calendar days in advance. The Purchaser undertakes to deliver to the appointed Notary Public –as and when required- all documentation required to such effect.

Section Six: Expenses

6.1. All expenses, taxes and fees resulting from the granting of the Title Deed will be borne by the Parties pursuant to the applicable legal provisions and notarial practices, subject to a maximum limit in the Notary Public fees equivalent to 1.5% of the Units’ value guaranteed by the Seller. That is to say, the stamp tax on the administrative and registration certificates and the expenses incurred in order to obtain them, the title search, 50% of the notarial contribution and the release of the administrative certificates will be borne by the Seller, whereas the Title Deed’s affidavit expenses, 50% of the notarial contribution, the Title Deed’s registration rates, the fees for the granting of the Title Deed and its registration with the Real Estate Registry of the Province of Buenos Aires, and the Units’ pro rata participation in the whole expenses, taxes and fees resulting from the notarization and registration of the Condominium Rules and Regulations will be borne by the Purchaser.

6.2. The applicable stamp tax will be paid by the Parties on equal parts, and the Purchaser will take on the payments corresponding to it pursuant to the proportions set forth in Section 1.1. The income tax, if applicable, will be borne by the Seller. Furthermore, the COTI (Real Estate Transfer Offer Certificate) corresponding to this operation is attached hereto.

6.3. After the delivery of possession and in case there is a balance pending payment, the Purchaser undertakes to bear the costs associated with fire insurance covering the received Units, which will be endorsed in favor of the Seller, until the total cancellation of the Price balance.

Section Seven: Breach

7.1. Should either Party breach its obligations resulting herefrom or fail to appear to execute the Title Deed, the non-breaching Party may demand the performance of the obligations set forth in this Preliminary Sales Contract plus damages resulting from such default, which will amount to two thousand five hundred U.S. Dollars (US$ 2,500) per day until the breach is cured. In case of failure to deliver the Complementary Units, the penalty will be reduced to two hundred United States Dollars (US$ 200).

7.2. In case the Purchaser fails to appear to take possession of the Units on the date indicated in the notice by the Seller to such effect, and/ or to execute the Title Deed, and/ or to pay any of the installments corresponding to the Price balance pursuant to the provisions of Section Three, the Seller may, at its sole option and after a thirty (30) business days’ notice, (i) demand payment of the penalty set forth in Section 7.1. or (ii) terminate this Preliminary Sales Contract by operation of law with the loss of all amounts paid by the Purchaser so far as the sole and whole agreed compensation. In turn, in case the Purchaser has received possession of the Units before the termination hereof, it will restore them to the Seller in the same condition as received within a term of forty-eight (48) hours as from the reception of the notice of termination, and the daily penalty set forth in Section 7.1. will automatically apply for each of delay in such restitution, notwithstanding the Seller’s right to claim any damages resulting from said delay and the right to bring the applicable eviction actions. Furthermore, in case of termination hereof by the Seller, it may automatically dispose of the Units subject-matter hereof.

7.3. In case the Seller fails to deliver possession of the Units on the Delivery Date, and/ or fails to execute the Title Deed and/ or breaches any other obligation hereunder, the Purchaser may at its sole option and after a thirty (30) business days’ notice: (i) demand the specific performance of the obligations taken on hereunder; (ii) terminate this Preliminary Sales Contract by operation of law, with the return of the amounts the Purchaser has paid to the Seller plus an annual fifty percent (50%) interest rate as sole and whole agreed compensation within a term of seventy-two (72) hours as from the time the Purchaser gives notice by a reliable means of the termination hereof.

7.4. Until Lot 1T is subjected to the Condominium System, it is expressly stated that the impossibility to conduct the specific transfer as a result of a Governmental Authority’s provision, including, but not limited to, the passing of a restraint of property order, will not be considered a breach by the Seller to the obligation undertaken herein. In such case, the Seller undertakes to put forth its best efforts to lift such restraints preventing the execution of the Title Deed with the utmost procedural diligence.

7.5. In all cases where any payment is to be made in United States Dollars, the provisions of Section 3.3 will apply to its cancellation.

Section Eight: Default

In the absence of any express provision to the contrary, the default in the performance of any obligation taken on in this Preliminary Sales Contract will operate automatically without the need to request a judicial and/ or extrajudicial order to such effect. In case of delay by the Purchaser in the performance of its payment obligations, the principal in arrears will bear compensatory interest equivalent to the Banco de la Nación Argentina’s interest rate for discounting transactions on the total owed Price balance as from the default date until its effective cancellation. Furthermore, it is especially agreed that, in case of default, the accrued penalties will be compounded monthly pursuant to the provisions of Section 623 of the Civil Code.

Section Nine: Jurisdiction and Applicable Law

Any dispute regarding the construction, application or execution of this Preliminary Sales Contract will be exclusively submitted to the jurisdiction of the Ordinary Courts of the City of Buenos Aires, hereby waiving any other applicable forum or jurisdiction, and will be resolved pursuant to the Argentine legislation.

Section Ten: Domiciles

10.1.	To all judicial or extrajudicial effects resulting herefrom, the Parties establish the following special domiciles:

(i)	The Seller: Uruguay N° 772, Piso 11°, Of. 111, C.A.B.A.

(ii)	The Purchaser: Arias 3751, Piso 7, CABA

10.2. The domiciles indicated in Section 10.1. are deemed duly established, and all judicial or extrajudicial notices which the Parties have to make will be deemed valid when made to such addresses. Any Party may establish a new special domicile within the City of Buenos Aires, which will be deemed valid as from the giving of notice of such new domicile to the other Party by any reliable means. All notices among the Parties will be exclusively made by a certified return receipt letter (carta documento) or any other reliable means.

Section Eleven: Condominium Rules and Regulations

11.1. The Seller does hereby reserve the right to draw up the Condominium Rules and Regulations for the whole Project and for the Building, and to pass the rules necessary to such effect, always pursuant to the guidelines set forth in Schedule E. The Purchaser undertakes to observe and comply with the Condominium Rules and Regulations, as amended, the final version of which, as previously stated, is irrevocably assigned to the Seller. Likewise, the Building’s Internal Rules for Cohabitation will be drawn up by the Seller, and the Purchaser does hereby undertake to observe and comply with it. Provisionally, until the implementation of the Building’s Condominium Rules and Regulations and the Internal Rules for Cohabitation, the Purchaser undertakes to observe the provisions of TORRE AL RIO I’s Tenant Criteria, which is attached hereto as Schedule E hereof, and the Seller reserves the power to reasonably and unilaterally modify and/ or extend such provisions, which will become in force as from the time notice is given to the Purchaser.

11.2. The Parties declare under oath that the Functional Unit will be destined to office use, and the Purchaser may not divide it into more than three (3) Units for their sale and/ or marketing under any legal form. Notwithstanding the foregoing, it is stipulated that there will not be any limit whatsoever in case the acquiring party is the Purchaser’s affiliate, controlling or controlled company.

11.3. The Seller reserves the right to manage the Building on its own or through any person it may appoint to such effect for a term of five (5) years as from the date of registration of the applicable Condominium Rules and Regulations.

11.4. The Parties state that they are aware and accept that the Seller has entered into with INC S.A. an obligation to refrain from conducting, whether on its own or through third parties, any commercial activities competing with those of the company, which consist of the commercialization of the “Carrefour”, “Carrefour Express” and “Carrefour Market” stores in Argentina. The Condominium Rules and Regulations will include a non-competition clause taken on by the Seller. Furthermore, the Seller declares that it knows the Purchaser and its affiliates’ activities and that they do not compete with those of INC S.A.

Section Twelve: Miscellaneous

12.1. Credit Assignment: It is hereby expressly stated and the Purchaser is hereby notified that on July 20, 2011, RDSA assigned and transferred to Banco Santander Río S.A., with domicile at Bartolomé Mitre 480 of the Cit of Buenos Aires (the “Bank”), pursuant to Sections 1434 and similar one, 3204 and 3238 of the Civil Code, all the rights to collect present and/ or future price balances, payments, securities, penalties and interest amounts corresponding to RDSA pursuant to this Preliminary Sales Contract and any other supplementary agreement and/ or contract entered into and/ or to be entered into regarding thereto (the “Assignment”).

Furthermore, should the Seller hereinafter decide to assign the credit pursuant to Sections 70 to 72 of Act No. 24,441, the credit assignment may be made without any notice to the Purchaser and will be valid as from its formalization pursuant to Section 72 of said act. The Purchaser expressly states that, as provided for in said Act, the assignment will be valid as from its effective date and that it may only enforce against the assignee the exceptions set forth in said Section 72. However, in case the assignment implies a modification of the payment domicile, the new address should be notified to the Purchaser by a reliable means. Such assignment will not release the Seller from any of its obligations under this Preliminary Sales Contract.

12.2. Transaction of business: The sales operation contemplated herein is subject to the obtaining of all applicable approvals and registrations by the competent authorities of the technical documentation inherent in the project corresponding to TORRE AL RIO I, and, specifically, (i) the Pre-Condominium Plan, and, finally (ii) the Condominium Division Plan under the Condominium System. Said circumstances, as well as those indicated in this Preliminary Sales Contract and its Schedules, are especially and expressly known and accepted by the Purchaser.

12.3. Assignment by the Purchaser: The Purchaser considers this Preliminary Sales Contract, as well as the obligations arising herefrom, are of a personal nature, and has entered into it based on the analysis and qualification made to it by the Seller. However, the Purchaser may totally or partially transfer the rights and obligations arising herefrom without the prior written authorization by the Seller once the whole Price has been cancelled.

12.4. Bankruptcy: In case of bankruptcy of the Purchaser and/ or its successors, the provisions of Sections 143, 144 and 145 of Act No. 24,522, as amended, will apply.

12.6. Entire Agreement: This Preliminary Sales Contract perfects all negotiations conducted by the Parties regarding the subject-matter hereof and supersedes any other offer, reservation and/ or negotiation among them before the execution hereof.

12.7. Signage: The Purchaser is notified that on the four (4) fronts of TORRE AL RÍO I’s fifth floor, Sociedad Anónima La Nación (“SALN”) may install an advertising sign identifying its brand “La Nación” and/ or any other registered trademark owned by SALN; furthermore, said identifying sign will be SALN’s property. The sign will comply with the applicable provisions in force. Furthermore, on the four (4) fronts of TORRE AL RIO I’s sixth to nineteenth floor, the Seller may install advertising signs and/ or marquees for commercialization purposes, which will be their sole property. The advertising signs and/ or marquees will comply with the applicable legal provisions in force and may not, under any circumstances, hinder the view of the Purchaser’s unit. The Condominium Rules and Regulations will include a section to such effect.

12.8. Conformity and Declaration: The Joint Owners declare that, even though they are joint owners of the Plot where the Building including the Units subject-matter hereto will be built, they may not collect any amount from the Purchaser and –in the case of INC S.A. and Desarrolladora Urbana S.A.- they are not subject to any cost, fee or expense intervention of any nature whatsoever in its construction. Therefore, the Joint Owners expressly waive the right to file a claim whatsoever in case of breach by the Purchaser, and the Purchaser expressly waives the right to make any claim whatsoever against the Joint Owners in case of breach by the Seller.

IN WITNESS WHEREOF, this Preliminary Sales Contract is executed in two (2) counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument. In Vicente López, Province of Buenos Aires, on this 8th day of the month of May of the year 2013.

The Seller	The Purchaser

Carlos de Narvaez Steuer	Pedro Arnt
DNI 93.667.455	DNI: 93.711.572
Chairman	Attorney-in-fact

Fabián Oscar Lusarreta	Osvaldo Gimenez
DNI 18.010.453	DNI 21.833.199
Attorney-in-fact	Attorney-in-fact